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NEWS RELEASE
Contact: Steven D. Jennerjohn
         (920)-743-5551
Source:  Baylake Corp.

BAYLAKE CORP. REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

Sturgeon Bay, Wisconsin - (Business Wire) -- May 4, 2004

      Baylake Corp. (OTC BB: BYLK), a bank holding company with $993.0 million in assets, reported net income of $1.9 million or $0.25 basic earnings per share for the quarter ended March 31, 2004, as compared to $1.8 million or $0.24 per share for the quarter ended March 31, 2003. The increase in net income was primarily due to increased net interest income and a decrease in the provision for loan loss. These increases were partially offset by a decrease in non-interest income, an increase in non-interest expense and an increase in income tax expense. Diluted earnings per share were $0.25 for the first quarter of 2004 compared to $0.24 a year earlier. Return on assets (ROA) and return on equity (ROE) decreased for the quarter, to 0.78% and 10.80%, respectively, from 0.82% and 11.23%, respectively, from the same quarter one year ago.

      During the quarter ended March 31, 2004, net interest income increased $1.0 million to $7.8 million when compared to the first quarter of 2003 due primarily to an increase in net interest margin of 9 basis points for the quarter in addition to an increase in average interest-earning assets of $80.0 million. Net interest margin for the first quarter 2004 increased to 3.62% from 3.53% a year earlier as interest-bearing liabilities re-priced 75 basis points lower compared to a decrease of 62 basis points in interest-earning assets. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the quarter. Net interest margin increased 9 basis points to 3.62% for the first quarter of 2004 when compared to the first quarter of 2003. The major contributing factor to the increase in net interest income was an increase in average interest-earning assets relative to interest paying liabilities. In addition, interest spread increased to 3.42% for the quarter ended March 31, 2004 compared to 3.29% for the same period in 2003. Baylake Corp, like its peer group banks, continues to be challenged by maintaining growth in its net interest income in the current interest rate environment of relatively stable low interest rates.

      Non-interest income was $2.0 million during the first quarter of 2004, a decrease of $662,000 when compared to the same quarter last year. The decrease was primarily attributable to decreases in: gain on sale of subsidiary in 2003 totaling $350,000, gains on sales of loans totaling $212,000, a decrease in loan servicing fees totaling $124,000 and a decrease in other fees for other services to customers totaling $104,000. The decreases were partially offset by increases in fiduciary income of $40,000 and other income of $88,000.

      For the quarter ended March 31, 2004, non-interest expense increased $340,000 over the same quarter last year. Personnel and benefit expense increased approximately $164,000 due to additional staffing and normal salary increases as well as significant increases in costs related to health insurance. Occupancy and equipment expense increased $29,000 due to expansion in existing markets. Data processing expenses increased $11,000, a result of increased customer transaction activity. Employee acquisition expenses increased $38,000, the result of costs related to recruitment of various sales and administrative staff. Expenses on other real estate owned increased $22,000, the result of increased holding costs relative to these properties during the quarter.

      Income tax expense increased $63,000 for the quarter ended March 31, 2004 when compared to the same quarter last year, the result of increased taxable income.

      Total assets for Baylake Corp. increased 1.8% during the first quarter of 2004 to $993.0 million at March 31, 2004 when compared to total assets of $975.2 million at December 31, 2003. Total loans
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increased 2.7% during the first quarter of 2004 to $714.7 million at March 31,
2004, while deposits during the quarter decreased 1.2% to $774.1 million. Total shareholders' equity increased 3.6% for the first quarter 2004 to $72.2 million at March 31, 2004 as compared with $69.6 million at December 31, 2003.

      Baylake Corp. recorded provisions for loan losses totaling $775,000 during the first quarter of 2004, as compared to $893,000 for the same period in 2003. The decrease in the provision occurred as a result of slight improvement in the grading of several non-performing loans during the quarter. The allowance for loan losses increased $492,000 to $12.7 million during the quarter, reflecting the provision and charge-offs during the period. During the first quarter of 2004, Baylake Corp. had net loan charge-offs totaling $282,000. The ratio of allowance for loan losses to total loans was 1.77% at March 31, 2004, as compared to 1.75% at December 31, 2003. Non-performing loans totaled $16.0 million and $16.2 million at March 31, 2004 and December 31, 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 79.2% and 75.0% at March 31, 2004 and December 31, 2003, respectively.

      Foreclosed assets, net, at March 31, 2004 increased $545,000 from December 31, 2003 primarily as the result of four commercial real estate properties added as the result of foreclosures during the quarter.

      Despite the high level of non-performing loans at quarter's end, Baylake Corp. believes the balance of the allowance for loan loss at March 31, 2004 is presently sufficient to absorb loan losses inherent in the portfolio, although future adjustments to the allowance may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

      Capital resources for the three-month period ended March 31, 2004 improved by $2.5 million. Although liquidity resources tightened in the first quarter as a result of normal seasonal factors, Baylake Corp. anticipates that it has resources available to meet its commitments. At March 31, 2004, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $39.4 million was outstanding at March 31, 2004.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 26 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

      This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

      Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.
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      Forward-looking statements speak only as of the date they are made, and
Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
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Baylake Corp. and Subsidiaries

SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at March 31, 2004 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

                                                               AT           AT           AT
                                                            MARCH 31,  DECEMBER 31,   MARCH 31,
                                                              2004         2003         2003
                                                            ----------------------------------
                                                                   (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):

Total assets                                                $993,032     $975,238     $907,064
Investment securities(1)                                     201,099      195,847      152,611
Federal funds sold                                                 0            0           12
Total loans                                                  714,706      696,155      681,684
Total deposits                                               774,062      783,292      742,646
Borrowings(2)                                                124,473       98,451       74,061
Notes payable and subordinated debt                                0           53           53
Junior subordinated debentures issued to unconsolidated
subsidiary                                                    16,598       16,598       16,100
Total shareholders' equity                                    72,151       69,628       66,434
Non-performing loans, net of discount(3)(4)                   15,978       16,222       21,600
Non-performing assets, net of discount(3)(4)                  18,794       18,493       22,226

                                                                     AS OF AND FOR THE
                                                                       THREE MONTHS
                                                                      ENDED MARCH 31,
                                                                --------------------------
                                                                   2004            2003
                                                                ----------      ----------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
SELECTED INCOME DATA:
Total interest income                                           $   11,861      $   11,898
Total interest expense                                               4,033           5,087
                                                                ----------      ----------
Net interest income                                                  7,828           6,811
Provision for loan losses                                              775             893
                                                                ----------      ----------
Net interest income after provision for loan losses                  7,053           5,918
Total non-interest income                                            1,982           2,644
Total non-interest expense                                           6,372           6,032
                                                                ----------      ----------
Income before income tax                                             2,663           2,530
Income tax provision                                                   767             704
                                                                ----------      ----------
Net income                                                      $    1,896      $    1,826
                                                                ==========      ==========

PER SHARE DATA:(5)
Net income per share (basic)                                    $     0.25      $     0.24
Net income per share (diluted)                                        0.25            0.24
Cash dividends per common share                                       0.14            0.13
Book value per share                                                  9.46            8.84

PERFORMANCE RATIOS:(6)
Return on average total assets                                        0.78%           0.82%
Return on average total shareholders' equity                         10.80           11.23
Net interest margin(7)                                                3.62            3.53
Net interest spread(7)                                                3.42            3.29
Non-interest income to average assets                                 0.81            1.19
Non-interest expense to average assets                                2.61            2.72
Net overhead ratio(8)                                                 1.80            1.53
Efficiency ratio                                                     63.13           61.63
Average loan-to-average deposit ratio                                91.57           91.25
Average interest-earning assets to average interest-bearing         111.01          109.61
liabilities

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans                                   2.24%           3.17%
Allowance for loan losses to:
     Total loans                                                      1.77            1.79
     Non-performing loans                                            79.18           56.35
     Non-performing assets                                           67.31           54.76
Net charge-offs to average loans                                      0.16            0.08
Non-performing assets to total assets                                 1.89            2.45

CAPITAL RATIOS:(6)(9)

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
Shareholders' equity to assets                                        7.27%           7.32%
Tier 1 risk-based capital                                             9.57            9.21
Total risk-based capital                                             10.82           10.47
Leverage ratio                                                        8.18            7.96

RATIO OF EARNINGS TO FIXED CHARGES:(10)
Including deposit interest                                           1.66x           1.50x
Excluding deposit interest                                            3.62            3.55

OTHER DATA AT END OF PERIOD:
Number of bank subsidiaries                                              1               1
Number of banking facilities                                            26              26
Number of full-time equivalent employees                               300             296

----------

(1)   Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The decrease in non-performing assets during the three months ended March 31, 2004 was due, in part, to a decrease in non-accrual loans in the fourth quarter of 2003, primarily as a result of a previously mentioned loan charge-off in the amount of $2.6 million.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)   The capital ratios are presented on a consolidated basis

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.